  Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports Return to Above Pre-pandemic Revenues in Fourth Quarter of Fiscal 2021 and Guides to 70% Revenue Growth Year over Year for Fiscal 2022 on Strength from Electric Vehicle Semiconductor Test Demand

Fremont, CA (July 15, 2021) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its fiscal 2021 fourth quarter and full year ended May 31, 2021.

Fiscal Fourth Quarter Financial Results:

●
Net sales were $7.6 million, up 102% from $3.8 million in the fourth quarter of fiscal 2020.
●
GAAP net income was $567,000, or $0.02 per diluted share, compared to a GAAP net loss of $2.9 million, or $0.13 per diluted share, which included approximately $1.9 million in inventory and restructuring charges, or $0.08 per share, in the fourth quarter of 2020.
●
Non-GAAP net income was $870,000, or $0.04 per diluted share, which excludes the impact of stock-based compensation, compared to a non-GAAP net loss of $720,000, or $0.03 per diluted share, which excludes the impact of stock-based compensation expense and inventory and restructuring charges, in the fourth quarter of 2020.
●
Bookings were $5.5 million for the quarter, up 113% from $2.6 million in the fourth quarter of fiscal 2020.
●
Backlog as of May 31, 2021 was $1.6 million. Effective backlog, which includes backlog at the end of the fourth quarter plus orders since the end of the fourth quarter, is $7.0 million.

Fiscal Year Financial Results:

●
Net sales were $16.6 million, compared to $22.3 million in fiscal 2020.
●
GAAP net loss was $2.0 million, which included the impact of a non-cash net gain of $2.2 million and tax benefit of $215,000 related to the closure of Aehr’s Japan subsidiary in the first quarter, or $0.09 per diluted share, compared to a GAAP net loss of $2.8 million, or $0.12 per diluted share, which included approximately $1.9 million in inventory and restructuring charges, or $0.08 per share, in fiscal 2020.
●
Non-GAAP net loss was $3.3 million, or $0.14 per diluted share, which excludes the impact of stock-based compensation and the $2.4 million related to the closure of Aehr’s Japan subsidiary. This compares to non-GAAP net loss of $27,000, or $0.00 per diluted share, which excludes the impact of stock-based compensation expense and inventory and restructuring charges, in fiscal 2020.

An explanation of the use of non-GAAP financial measures and a reconciliation of Aehr’s non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Aehr Test Systems Reports Fiscal 2021 Fourth Quarter and Full Year Financial Results
July 15, 2021

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We are pleased to report improved revenue and operating profit in the fiscal fourth quarter that reflect a return to above pre-pandemic levels. We are also encouraged by the strong increase in customer demand during the quarter, which is a positive turnaround from customer production ramp delays and push outs we experienced this past year related to COVID-19. We are off to a strong start for fiscal 2022 with $5.4 million in bookings and an effective backlog of $7 million quarter to date.

“We made significant inroads this past fiscal year into the emerging silicon carbide device market, which continues to be a very promising growth driver for Aehr and will be a major focus in the coming fiscal year. Silicon carbide power semiconductors have emerged as the preferred technology for battery electric vehicle power conversion in on-board and off-board electric vehicle battery chargers and the electric power conversion and control of the electric engines. Our FOX-P family of products are very cost-effective solutions for ensuring the critical quality and reliability of devices in this market, where performance and reliability can not only mean increased battery life, but also whether you have to walk home from a vehicle whose power semiconductor fails in the power train.

“During this last fiscal year, our lead silicon carbide customer, a leading Fortune 500 supplier of semiconductor devices with a significant customer base in the automotive semiconductor market, qualified Aehr’s FOX-XP system for high volume production burn-in and infant mortality screening of silicon carbide power devices at wafer level for electric vehicle power modules.

“This customer has now qualified several devices for automotive applications on our solution, ordered multiple FOX-XP systems, and has purchased multiple new WaferPak Contactor designs that are expected to be qualified and move to production during this fiscal year. This customer is forecasting orders for multiple additional FOX systems and Aehr proprietary full wafer WaferPaks this year and a significant number of systems and WaferPaks over the next several years. Our FOX-XP systems are configured to test eighteen silicon carbide wafers in parallel in the footprint of a typical single wafer test solution, while contacting and testing 100% of the devices in parallel on each wafer. Aehr provides a unique fully integrated solution that includes the test systems, full wafer WaferPak Contactors, and WaferPak Aligners.

“Aehr is in discussions with several other silicon carbide suppliers regarding our wafer level test and burn-in solutions and we expect to move to on-wafer evaluations with multiple potential new customers this fiscal year. We anticipate that wafer level test and burn-in will become the industry standard for quality and reliability screening for silicon carbide devices for the automotive market, and that Aehr has the most cost-effective solution on the market to address this opportunity.

“We are seeing improvement in multiple test and burn-in segments including silicon photonics, which was significantly impacted by the pandemic over the last 12 months. Silicon photonics fiber optic transceivers which are used in data storage and 5G infrastructure, require a process step in manufacturing called stabilization where the devices are subjected to high temperatures and power to stabilize their output power. Our customers are using our FOX wafer level test and burn in solutions for test and burn-in of 100% of their integrated silicon photonics devices, and we currently have five silicon photonics customers that are shipping products to their customers using our FOX solution. We see a significant opportunity for growth as we expand within these customers and add additional new silicon photonics customers.

“This last year we successfully implemented our FOX systems and DiePak Carriers for production test and burn-in of two new applications for 2D/3D sensors for mobile devices. We expect to see follow on orders for system capacity and DiePaks this year and continue to be optimistic about this market space. We are excited about our newest DiePak solution that is capable of handling extremely small and complex devices and very high power-density devices with higher parallelism than available before.

Aehr Test Systems Reports Fiscal 2021 Fourth Quarter and Full Year Financial Results
July 15, 2021

“With the momentum we are seeing for wafer level test and burn-in of silicon carbide devices for electric vehicles, silicon photonics devices for data center and 5G infrastructure, and 2D/3D sensors for mobile devices, we are very confident in our growth projections this fiscal year.”

Fiscal 2022 Financial Guidance:
For the fiscal year ending May 31, 2022, Aehr expects full year total revenue to be greater than $28 million, which would represent growth of approximately 70% year over year, and to be profitable for the fiscal year.

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its fiscal 2021 fourth quarter and full year operating results. To access the call dial 800-367-2403 (+1 334-777-6978 outside the United States) and give the participant pass code 9748167. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on July 22, 2021. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Aehr Test Systems Reports Fiscal 2021 Fourth Quarter and Full Year Financial Results
July 15, 2021

Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, Aehr’s ability to generate bookings and revenue increases in the future, including the first quarter of fiscal 2022; future requirements and orders of Aehr’s new and existing customers; bookings forecasted for proprietary WaferPakTM and DiePak consumables across multiple market segments; the temporary nature of customer pushouts; shipping timelines for products and follow-on capacity orders; the growth of Aehr’s systems and consumables, including as a percentage of total sales; financial guidance for fiscal 2022, including related to revenue and profitability, and expectations regarding fiscal 2022; Aehr’s ability to expand its number of customers using its FOX-PTM solutions; the ability to secure potential customer engagements; expectations related to long-term demand for Aehr’s productions and the attractiveness of key markets; the belief that Aehr will be stronger after the current worldwide COVID-19 pandemic, including expectations related to greater production, more customers, more applications, and higher value products. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s Form 10-K for fiscal 2020, Form 10-Q for the first, second and third fiscal quarters of fiscal 2021 and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Fiscal 2021 Fourth Quarter and Full Year Financial Results
July 15, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	May 31,	Feb 28,	May 31,	May 31,	May 31,
	2021	2021	2020	2021	2020
Net sales	$7,638	$5,267	$3,773	$16,600	$22,291
Cost of sales	4,104	3,373	3,866	10,568	13,920
Gross profit (loss)	3,534	1,894	(93)	6,032	8,371

Operating expenses:
Selling, general and administrative	1,904	1,643	1,674	6,562	7,530
Research and development	1,029	903	854	3,652	3,386
Restructuring	-	-	220	-	220
Total operating expenses	2,933	2,546	2,748	10,214	11,136

Income (loss) from operations	601	(652)	(2,841)	(4,182)	(2,765)

Interest (expense) income, net	(11)	(10)	(17)	(46)	10
Net gain from dissolution of Aehr Test Systems Japan	-	-	-	2,186	-
Other expense, net	(23)	(39)	(17)	(162)	(11)

Income (loss) before income tax (expense) benefit	567	(701)	(2,875)	(2,204)	(2,766)

Income tax (expense) benefit	-	(34)	(10)	177	(36)

Net income (loss)	567	(735)	(2,885)	(2,027)	(2,802)

Less: Net income attributable to the noncontrolling interest	-	-	-	-	-

Net income (loss) attributable to Aehr Test Systems common shareholders	$567	$(735)	$(2,885)	$(2,027)	$(2,802)

Net income (loss) per share
Basic	$0.02	$(0.03)	$(0.13)	$(0.09)	$(0.12)
Diluted	$0.02	$(0.03)	$(0.13)	$(0.09)	$(0.12)

Shares used in per share calculations:
Basic	23,659	23,525	23,060	23,457	22,882
Diluted	23,916	23,525	23,060	23,457	22,882

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Aehr Test Systems Reports Fiscal 2021 Fourth Quarter and Full Year Financial Results
July 15, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	May 31,	Feb 28,	May 31,	May 31,	May 31,
	2021	2021	2020	2021	2020
GAAP net income (loss)	$567	$(735)	$(2,885)	$(2,027)	$(2,802)
Stock-based compensation expense	303	271	300	1,101	910
Restructuring	-	-	220	-	220
Excess and obsolesence provision	-	-	1,645	-	1,645
Income from dissolution of Aehr Test Systems Japan	-	-	-	(2,401)	-
Non-GAAP net income (loss)	$870	$(464)	$(720)	$(3,327)	$(27)

GAAP net income (loss) per diluted share	$0.02	$(0.03)	$(0.13)	$(0.09)	$(0.12)
Non-GAAP net income (loss) per diluted share	$0.04	$(0.02)	$(0.03)	$(0.14)	$(0.00)
Shares used in GAAP diluted shares calculation	23,916	23,525	23,060	23,457	22,882
Shares used in non-GAAP diluted shares calculation	23,916	23,525	23,060	23,457	22,882

Non-GAAP net income (loss) is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income (loss) is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income (loss). This limitation is best addressed by using this measure in combination with net income (loss) (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the Company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods.

-more-

Aehr Test Systems Reports Fiscal 2021 Fourth Quarter and Full Year Financial Results
July 15, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	May 31,	February 28,	May 31,
	2021	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$4,582	$4,738	$5,433
Accounts receivable, net	5,202	2,721	3,717
Inventories	8,849	8,339	7,989
Prepaid expenses and other	551	571	512
Total current assets	19,184	16,369	17,651

Property and equipment, net	677	617	663
Operating lease right-of-use assets	1,606	1,763	2,107
Other assets	198	142	153
Total assets	$21,665	$18,891	$20,574

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,893	$1,086	$945
Accrued expenses	2,163	1,624	1,439
Operating lease liabilities, short-term	737	722	658
Customer deposits and deferred revenue, short-term	189	587	170
Line of credit	1,400	1,400	-
Current portion of long-term debt	1,679	1,492	653
Total current liabilities	9,061	6,911	3,865

Operating lease liabilities, long-term	1,007	1,185	1,605
Long-term debt, net of current portion	-	187	1,026
Deferred revenue, long-term	99	80	22
Other liabilities	49	43	-
Total liabilities	10,216	8,406	6,518

Aehr Test Systems shareholders' equity	11,449	10,485	14,077
Noncontrolling interest	-	-	(21)
Total shareholders' equity	11,449	10,485	14,056

Total liabilities and shareholders' equity	$21,665	$18,891	$20,574

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